Exhibit 99.1

IMAGE ENTERTAINMENT SPECIAL COMMITTEE REJECTS LIONS GATE PROPOSAL AS INADEQUATE AND TERMINATES DILIGENCE PERIOD

Company Adopts Stockholder Rights Plan

CHATSWORTH, Calif., Oct. 31, 2005 — Image Entertainment, Inc. (Nasdaq: DISK), a leading independent licensee, producer and distributor of home entertainment programming in North America, today announced that the Special Committee of its Board of Directors has unanimously rejected a revised proposal received today from Lions Gate Entertainment Corp. (NYSE: LGF) on the ground that it is substantially below what the Special Committee would find acceptable for stockholders.  The Special Committee also terminated the diligence period under the September 30, 2005 confidentiality agreement between the parties.

The Company also announced that it has adopted a stockholders rights plan.  The rights plan is similar to plans adopted by many other companies to protect the interests of stockholders by discouraging coercive, unfair or abusive takeover tactics that do not offer fair value to all stockholders.

Under the rights plan, preferred stock purchase rights will be distributed as a dividend at the rate of one right for each share of common stock of the Company held by stockholders of record as of the close of business on October 31, 2005.  The rights will expire on October 31, 2015.

Each right will entitle stockholders to buy one unit of a share of preferred stock for $12.42.  The rights generally will be exercisable only if a person or group acquires beneficial ownership of 30% or more of the Company’s common stock, or commences or publicly announces a tender or exchange offer upon consummation of which they would beneficially own 30% or more of the Company’s common stock.

If any person becomes the beneficial owner of 30% or more of the Company’s common stock, other than pursuant to a tender or exchange offer for all the outstanding shares of the Company approved by the Company’s Board of Directors, then each right not owned by a 30%-or-more stockholder or related parties will entitle its holder to purchase, at the right’s then current exercise price, shares of the Company’s preferred stock (or, in certain circumstances as determined by the Board, cash, other property, or other securities) having a value of twice the right’s then current exercise price.  In addition, after any person has become a 30%-or-more stockholder, if the Company is involved in a merger or other business combination transaction with another person in which the Company does not survive or in which its common stock is changed or exchanged, or sells 50% or more of its assets or earning power to another person, each right will entitle each holder, other than any person who has become a 30%-or-more stockholder, to purchase, at the right’s then current exercise price, shares of common stock of such other person having a value of twice the right’s then current exercise price.

The Company will generally be entitled to redeem the rights at $0.01 per right at any time until 10 days (subject to extension) after a public announcement that a 30% position in the Company’s common stock has been acquired or after a person commences, or announces its intention to commence, a tender or exchange offer that would result in the bidder’s beneficial ownership of 30% or more of the shares of the Company’s common stock.

The rights will be issued as a non-taxable dividend and will expire 10 years from the date of the adoption of the rights plan, unless earlier redeemed or exchanged.  The rights are not immediately exercisable and will become exercisable only upon the occurrence of a person or group acquiring 30% or more of the Company’s common stock.  If a person or group acquires 30% or more of the Company’s common stock, then all rights holders except the acquirer will be entitled to acquire the Company common stock at a significant discount.  Stockholders may recognize taxable income if and when the rights become exercisable or if the rights should ever be redeemed.  The effect will be to discourage acquisitions of 30% or more of the Company’s common stock without negotiation with the Board of Directors.

Continuing the Company’s growth and maximizing long-term stockholder value continue to be major goals of the Board and management.  A copy of the rights plan will be filed with the Securities and Exchange Commission as an exhibit to a current report on Form 8-K.

About Image Entertainment:

Image Entertainment, Inc. is a leading independent licensee, producer and distributor of home entertainment programming in North America, with approximately 3,000 exclusive DVD titles and over 200 exclusive CD titles in domestic release and approximately 300 programs internationally via sublicense agreements.  For many of its titles, the Company has exclusive audio and broadcast rights and, through its subsidiary Egami Media, Inc., exclusive video on demand, streaming video and download rights.  The Company is headquartered in Chatsworth, California, and has a domestic distribution facility in Las Vegas, Nevada. For more information about Image Entertainment, Inc., please go to www.image-entertainment.com.

Forward-Looking Statements:

This press release may contain forward-looking statements which are based on the Company’s current expectations, forecasts and assumptions. In some cases forward-looking statements may be identified by forward-looking words like “would,” “intend,” “hope,” “will,” “may,” “should,” “expect,” “anticipate,” “believe,” “estimate,” “predict,” “continue,” or similar words. Forward-looking statements involve risks and uncertainties which could cause actual outcomes and results to differ materially from the Company’s expectations, forecasts and assumptions. These risks and uncertainties include risks and uncertainties not in the control of the Company, including, without limitation, the current economic climate and other risks and uncertainties, including those enumerated and described in the Company’s filings with the Securities and Exchange Commission, which filings are available on the SEC’s website at www.sec.gov. Unless otherwise required by law, the Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Press/Corporate Contact:	Investor Relations:
Steve Honig	Charles Messman or Todd Kehrli
THE HONIG COMPANY, INC.	MKR Group, LLC
310.246.1801	818.556.3700
press@honigcompany.com	ir@mkr-group.com